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                                                                    Exhibit 12.1

                          Hanover Compressor Company
               Computation of Ratio of Earnings to Fixed Charges
                       (Amounts in thousands of dollars)


                                                                                           Nine Months ended
                                                    Year Ended December 31,                  September 30,
                                           1999     1998     1997     1996      1995       2000         1999
                                           ----     ----     ----     ----      ----       ----         ----
                                                                                            (unaudited)
Earnings:
Pretax income from continuing
 operations..........................    $63,586  $49,636  $28,685  $16,953   $ 8,099    $ 62,653     $ 43,665

Add:
Interest on indebtedness and amorti-
 zation of debt expense and discount.     31,154   17,889   10,728    6,594     4,560      39,932       22,568
Interest component of rent expense...        396      137      113      132       100         435          195
Equity in losses of joint ventures...         --      137      342       --        --          --           --
                                         -------  -------  -------  -------   -------    --------     --------
  Earnings as adjusted...............     95,136   67,799   39,868   23,679    12,759     103,020       66,428
                                         -------  -------  -------  -------   -------    --------     --------

Fixed charges:
Interest on indebtedness and amorti-
 zation of debt expense and discount.     32,687   17,889   10,728    6,594     4,560      41,209       22,568
Interest component of rent expense...        396      137      113      132       100         435          195
                                         -------  -------  -------  -------   -------    --------     --------
  Fixed charges......................     33,083   18,026   10,841    6,726     4,660      41,644       22,763
                                         -------  -------  -------  -------   -------    --------     --------
Ratio of earnings to fixed charges.         2.88     3.76     3.68     3.52      2.74        2.47         2.92
                                         =======  =======  =======  =======   =======    ========     ========